UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
May 29, 2007
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-33349	56-2408571
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4400 Carillon Point,
Kirkland, WA	98033
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURE
EXHIBIT 99.1

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On May 29, 2007, Clearwire Corporation (the "Corporation") completed its acquisition of all of the outstanding membership interests in SFT Spectrum, LLC (successor to South Florida Television, Inc.) and BWC Spectrum, LLC (successor to BellSouth Wireless Cable, Inc.), two indirect wholly-owned subsidiaries of BellSouth Corporation and AT&T Inc., for an aggregate purchase price of $300.0 million in cash. The entities acquired by Clearwire collectively hold leases and licenses for approximately 1.7 billion MHz-POPs of 2.5 GHz spectrum located in the southeastern United States as well as associated equipment and tower leases. The acquisition was completed pursuant to the terms of the Stock and Asset Purchase Agreement dated February 15, 2007, and as amended on May 29, 2007, by and among BellSouth Corporation, AT&T Inc., Clearwire Spectrum Holdings II LLC and the Corporation (the "Purchase Agreement"). The Purchase Agreement was amended on May 29, 2007, solely to acknowledge the restructuring and name change of certain BellSouth entities and to update certain disclosure schedules. This description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which was filed as Exhibit 10.71 to the Registration Statement on Form S-1/A filed on March 7, 2007 (Registration No. 333-139468). A copy of the press release announcing the completion of the acquisition is attached as Exhibit 99.1 to this report.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated May 31, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: May 31, 2007	By:	/s/ Broady R. Hodder
Broady R. Hodder
Vice President and General Counsel